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                                                                    EXHIBIT 12.1

Range Resources Corporation
Computation of Ratio of Earnings to Fixed Charges
(in thousands except ratios)

                                             Six Months
                                               Ended
                                              June 30,
                                                2003          2002          2001          2000          1999           1998
                                             ----------    ----------    ----------    ----------    ----------     ----------
EARNINGS:
Income before provision for incomes taxes    $   16,108    $   22,408    $   17,257    $   35,004    $  (22,772)    $ (229,618)
Add: Fixed charges                               10,986        23,715        32,732        40,475        47,436         40,840

                                             ----------    ----------    ----------    ----------    ----------     ----------

Total earnings                               $   27,094    $   46,123    $   49,989    $   75,479    $   24,664     $ (188,778)
                                             ==========    ==========    ==========    ==========    ==========     ==========

FIXED CHARGES:
Interest expense                             $   10,719    $   23,153    $   32,179    $   39,953    $   47,085     $   40,642
Amortization of debt issuance costs (1)
Interest portion of rental expense                  267           562           553           522           351            198

                                             ----------    ----------    ----------    ----------    ----------     ----------

Total fixed charges                          $   10,986    $   23,715    $   32,732    $   40,475    $   47,436     $   40,840
                                             ==========    ==========    ==========    ==========    ==========     ==========

Ratio of earnings to fixed charges                  2.5           1.9           1.5           1.9           0.5           (4.6)

(1) Amortization of debt issuance costs is included in interest expense.

For the years ended December 31, 1999 and 1998, earnings were inadequate to cover fixed charges by $22.8 million and $229.6 million, respectively.